EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-37441) of Phosphate Resource Partners Limited Partnership and in the related Prospectus of our report dated January 30, 2001, with respect to the financial statements of Phosphate Resource Partners Limited Partnership included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ Ernst & Young LLP

Chicago, Illinois
March 26, 2001